N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Strategic Growth Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		27,885  	0.08		628,717		24.30
Class B		0           	0 		68,516  	23.04
Class C		0           	0		246,280		23.03
Class I		2,957,101   	0.14		18,038,267	24.54
Class IS	17,986   	0.05		269,951		24.20
Class R		14         	0.03		11,907       	24.30